EXHIBIT 10.2

January 20, 2006

[Officer’s Name]

[Officer’s Address]

Dear [Officer’s Name]:

This letter sets forth the terms of an amendment to the letter agreement between you and Westar Energy, Inc. (the “Company”) dated November 1, 2003 (as amended, the “Letter Agreement”).

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein that are defined in the Letter Agreement are used herein as therein defined.

2. Amendment to Section 3. Section 3 of the Letter Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following new Section 3:

3. Payments Upon Termination. (a) If your employment terminates pursuant to a Qualifying Termination (as defined below), then the Company shall provide to you: (1) within 30 days following the date of termination, a lump-sum cash amount equal to the sum of your base salary through the date of termination, your base salary for the remainder of the Term and any accrued vacation pay, in each case to the extent not theretofore paid; (2) each restricted share unit (and related dividend equivalent), provided for in this letter which has not vested prior to the Qualifying Termination will become fully vested on the date of termination; and (3) continuation for you (and your dependents, if applicable) of the same level of medical and dental benefits for the remainder of the Term upon substantially the same terms and conditions (including contributions required by you for such benefits) provided at the beginning of the Term; provided, that, if you cannot continue to participate in the Company plans providing such benefits or the Company shall modify or terminate any such plans, the Company will otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

(b) If your employment terminates under any circumstances not qualifying as a Qualifying Termination, including but not limited to death, disability or retirement, then the Company will provide to you, within ten days following the date of termination, a lump-sum cash amount equal to the sum of your base salary through the date of termination and any accrued vacation pay, in each case to the extent not theretofore paid. This letter does not modify any benefits available to you under any of the Company’s plans or policies applicable to all employees if your employment terminates under any circumstances not qualifying as a Qualifying Termination, including but not limited to death, disability or retirement.

(c) The rights and obligations of you and the Company in connection with a termination of your employment after a change in control are set forth in the Change in Control Agreement dated January 20, 2006 between the Company and you.

(d) The term “Qualifying Termination” means a termination of your employment prior to the end of the Term (1) by the Company other than for Cause (as defined below), or (2) by you for Good Reason (as defined below). Termination of your employment on account of death, disability or retirement will not be treated as a Qualifying Termination. The term “Cause” means your conviction of a felony or crime involving moral turpitude, your commission of a willful act of fraud or dishonesty with respect to the Company, your willful and repeated failure to perform substantially your material duties with the Company, your engaging in significant activity that is materially harmful to the reputation of the Company, or your breach of your fiduciary

[Officer’s Name]

January 20, 2006

responsibilities to the Company or its shareholders. The term “Good Reason” means any change in your duties or responsibilities (including reporting responsibilities) that is inconsistent in any material and adverse respect with your current status as an officer of the Company (including any adverse diminution of such duties or responsibilities), a reduction by the Company in your base salary, any requirement of the Company that you be required to relocate outside the Company’s retail electric service area in Kansas, or the taking of any action by the Company which would materially and adversely affect your participation in or reduce your benefits under any employee benefit plan or welfare benefit plan.

3. RSU Award. The Company and you agree that Section 8 of the Company’s Long-Term Incentive and Share Award Plan shall not apply to the restricted share units awarded pursuant to Section 2 of the Letter Agreement so long as the Change in Control Agreement dated January 20, 2006, between the Company and you remains in full force and effect.

4. General. This letter shall become effective as of the date hereof. Except as amended hereby, the provisions of the Letter Agreement are and shall remain in full force and effect.

Please confirm the agreements contained in this letter by signing this letter in the space provided below.

WESTAR ENERGY, INC.

By:
Name:	James S. Haines, Jr.
Title:	Chief Executive Officer

[Officer’s Name]